AMENDED AND RESTATED LOAN AGREEMENT

PART A

THIS AMENDED AND RESTATED LOAN AGREEMENT (the "Agreement") is made and entered into as of February 6, 2009 by and between **FORUM NATIONAL INVESTMENTS LTD.** ("Borrower"), a company existing under the laws of Ontario, with its chief executive office and principal place of business office located at 440-375 Water Street, Vancouver, British Columbia, Canada V6B 5C6, and **CATERPILLAR FINANCIAL SERVICES CORPORATION**, a Delaware, USA corporation with offices at 2120 West End Avenue, Nashville, Tennessee 37203-0001 ("Lender").

WHEREAS, Borrower and Lender entered into that certain Loan Agreement dated as of September 21, 2005, as amended by that certain First Amendment to Loan Agreement dated as of October 11, 2005, and that certain Second Amendment to Loan Agreement dated as of November 6, 2006, and that certain Third Amendment to Loan Agreement dated as of May 2, 2007, (collectively the "Original Loan Agreement"); and

WHEREAS, in connection with the Conversion of the Construction Loan into a Permanent Loan, Borrower and Lender desire to make further amendments to the Original Loan Agreement in order to, inter alia, (i) increase the Construction Loan Limit and the Permanent Loan Limit by Seven Hundred Thousand Dollars ($700,000), and (ii) change the interest rate from a floating rate to a fixed rate, and (iii) extend the term of the Loan, and (iv) to make general changes for purposes of clarification and consolidation, specifically with regard to the remaining requirements necessary to effect the Conversion of the Construction Loan into a Permanent Loan, including without limitation, the funding of the final Advance under the Construction Loan; and

WHEREAS, Borrower and Lender agree that the intent of this Agreement is to make only those changes necessary to reflect the agreement between the parties with respect to the Permanent Loan portion of the Orginal Loan Agreement and on a more limited basis, to the Construction Loan portion of the Original Loan Agreement as necessary to properly reflect the current and future nature of the overall transaction. The terms and conditions of this Agreement shall supercede the Permanent Loan provisions of the Original Loan Agreement; and

WHEREAS, one of the conditions to Lender's entry into this Agreement with Borrower is that each Guarantor agree to the terms and conditions of this Agreement and that each Guarantor agree to amend the terms of its Guaranty in favour of Lender and reaffirm to Lender its guarantee of the Obligations, which are continuing and increased hereby, which each Guarantor has agreed to do; and

In consideration of the foregoing and other good and valuable consideration, the receipt of which is hereby acknowledged, Borrower and Lender agree that the Loan is subject to the terms and conditions stated in Part B and Part C, as supplemented and amended by the following:

Section 1.01 Defined Terms:	
Advances	Means, as the context requires, the loan advances made to Borrower or on Borrower's behalf under the Original Loan Agreement and/or all advances made or to be made to Borrower or on Borrower's behalf from time to time under this Agreement.
Base Rate	**"Fixed Rate"** means a fixed rate of interest equal to 7.00% per annum.
Builder	Platinum Marine Services

Closing Date	The date that this Agreement is signed on behalf of Borrower and Lender which must be no later than February 15, 2009.
Commitment Fee	$4,500.00 payable prior to the funding of any Advance hereunder.
Construction Loan	means the construction loan facility provided under the Original Loan Agreement, as amended by this Agreement.
Conversion	means the conversion of the Construction Loan to a Permanent Loan on the Conversion Date.
Downpayment	means $6,300,000.00
Final Funding Deadline	February 13th, 2009
Guarantors	means **Dan Clozza**, 409 English Bluff Road, Tsawwassen, British Columbia, **Martin Tutschek**, 424 Ventura Circle, North Vancouver, British Columbia and any Person or Persons guaranteeing any of the Obligations (each, a "Guarantor").
Guarantors' Country	Canada
Interest Period	"**Interest Period**" means one calendar month, apart from the initial Interest Period which commences on the Funding Date and ends on the last day of the calendar month following the month of the Funding Date; and thereafter, each successive Interest Period is each calendar month that follows the initial Interest Period. If an Interest Period would otherwise end on a day which is not a Business Day, it shall be extended to the next Business Day.
Interest Rate	Means the Base Rate.
Loan Amount	An amount that shall not exceed the least of: (i) 42% of the Fair Market Value of the Vessel; or (ii) Five Million Dollars ($5,000,000.00).
Minimum Value	$12,000,000.00
Note	Lender's promissory note in the principal amount equal to the Loan Amount dated of even date herewith evidencing the Permanent Loan, together with any amendments thereto, and renewals and refinancings thereof.
Permanent Loan	means any term loan extended in connection with the refinancing and extension of the maturity of the Construction Loan, as provided in this Agreement.
Vessel	The vessel known as the "Spirit of Two Thousand & Ten", registered at the Port of Vancouver under the laws and flag of Canada, and bearing Official Number 806696 The term "Vessel" shall include, without limitation, all on board equipment, machinery and supplies.

Section 2.02 Interest	Three hundred and sixty (360) days
Section 2.03 Repayment – Contract Number	9990336
Section 2.04 Prepayment	The Borrower may prepay the balance due under the Loan in its entirety but not in part, with a prepayment fee equal to the amount of: (i) three percent (3%) of the outstanding Loan amount hereof (if such prepayment is made on a date within twelve (12) months from the Funding Date), or (ii) two percent (2%) of the outstanding Loan amount hereof (if such prepayment is made on a date after twelve (12) months from the Funding Date but before twenty four (24) months from the Funding Date), or (iii) one percent (1%) of the outstanding Loan amount hereof (if such prepayment is made on a date after twenty four (24) months from the Funding Date); provided that (a) the Borrower shall give the Lender not less than thirty (30) days advance written notice of the intended date of prepayment, and (b) the prepayment shall take place on a scheduled repayment installment due date. In addition, regardless of when a prepayment may occur (excluding any allowed partial prepayments as contemplated in this Section), Borrower shall pay any Termination Costs incurred by Lender. Borrower may only make partial prepayments up to 10% of the outstanding balance of the Loan once every twelve months provided that, (a) Borrower shall give Lender not less than thirty (30) days advance written notice of the proposed date of repayment, (b) the prepayment shall take place on a scheduled instalment due date and (c) Borrower shall pay Lender a processing fee of $2,500 each time a partial prepayment is made. No other partial prepayments are permitted.
Section 5.01 (a) Financial Statements	Audited financial statements

LOAN AGREEMENT

PART B
Loan Terms and Conditions

ARTICLE I
Definitions

Section 1.01. Defined Terms. When used herein, the following terms shall have the following meanings and include the plural as well as the singular:

"**Acquisition Costs**" means the costs of acquiring the Vessel.

"**Agreement**" means this Loan Agreement as referenced in Part A hereof, comprised of Parts A, B and C, each as amended, supplemented and modified from time to time in accordance with the terms hereof, together with all exhibits and schedules attached or to be attached to this Agreement from time to time.

"**Borrowing Costs**" means, as of the date of calculating, the interest rate Lender estimates it paid to borrow funds used to fund financing transactions. For purposes of clarification, Borrowing Costs may represent a blended rate of interest representing the interest payable under a variety of funding options.

"**Business Day**" means any day other than a Saturday, Sunday, or other day on which the Lender is not open for the normal conduct of business.

"**Charter Agreement**" means any charter of the Vessel consented to by Lender in accordance with this Agreement.

"**Collateral**" means the Vessel and all other collateral in which Borrower has granted Lender a security interest or other Lien.

"**Collateral Security Agreements**" mean collectively the following agreements supplemental to the Mortgages, as the same may be amended, modied, supplemented, substituted or replaced from time to time: (i) that certain Collateral Marine Agreement dated as of September 21, 2005; (ii) that certain First Supplemental Collateral Marine Agreement dated as of November 6, 2006; (iii) that certain Second Supplemental Collateral Marine Agreement dated as of May 2, 2007; and (iv) that certain Permanent Loan Security Agreement dated of even date herewith.

"**Commitment Letter**" means any commitment letter issued by Lender and accepted by Borrower with respect to the Loan, which is in effect on the date of this Agreement.

"**Conversion Date**" means the date as determined by Lender on which all conditions to the conversion of the Construction Loan to the Permanent Loan have been satisfied as provided in this Agreement.

"**Debt to Net Worth Ratio**" means the ratio of Indebtedness of Borrower to Net Worth of Borrower.

"**Default**" means any occurrence, act or failure to act, which either constitutes an Event of Default or, with the giving of notice, or the passage of time, or both, would give rise if not timely cured to an Event of Default.

"**Default Rate**" means the Interest Rate plus five percent (5%) per annum, in accordance with Section 7.02 hereof.

"**Distributions**" means in respect of any Person: (i) the payment of any dividends or other distributions on capital stock or equity interests of the Person (except distributions in such stock or equity interests) and (ii) the redemption or acquisition by a Person of any of its stock or other equity interests.

"**Dollars**" and the sign "$" means lawful money of the United States of America.

"**Event of Default**" has the meaning set forth in Section 7.01.

"**Fair Market Value**" means the value of the Vessel as certified by an independent firm of marine surveyors acceptable to Lender.

"**Fiscal Year**" means Borrower's fiscal year.

"**Funding Date**" means the date on which the final Advance under the Construction Loan is made and which cannot be later than the Final Funding Deadline.

"**GAAP**" means generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants, or any successor institute, as applicable on the date on which such principles are applied. Such principles shall be followed in the preparation of the financial statements referred to in Section 5.01.

"**Guarantees**" means the guarantees of the Obligations, together with any amendments thereto and reaffirmations, replacements and substitutions therefore (each, a "Guarantee").

"**Indebtedness**" means all items of indebtedness which, in accordance with GAAP, [except current liabilities not for borrowed money incurred in the ordinary course of business] would be deemed a liability of a Person as of the date as of which such indebtedness is to be determined, and shall also include all indebtedness and liabilities of others assumed or guaranteed by such Person or in respect of which such Person is secondarily or contingently liable, whether by reason of any agreement to acquire such indebtedness, to supply or advance sums, or otherwise.

"**Insurance Policy**" means all insurance policies and contracts of insurance taken out in respect of the Vessel by or on behalf of Borrower.

"**Lender's Bank Account**" means Lender's bank account with JP Morgan Chase Bank, New York, NY 10041, USA, Account Name: Caterpillar Financial - Marine Beneficiary, Account Number: 304658154 (ABA Code 021-000-021) or any other bank account provided to Borrower in writing by Lender in connection with this transaction.

"**Lien**" means any mortgage, charge, deed of trust, pledge, security interest, hypothecation, assignment, deposit arrangements, encumbrance, lien (statutory or other), privilege, or preference, priority, or other security agreement or preferential arrangement, or encumbrance of any kind or nature whatsoever, and the filing of any document under the law of any jurisdiction to evidence or give effect to any of the foregoing, including under the PPSA, other provincial personal property legislation and the filing of the Mortgages in the prescribed statutory form at the Registry of Shipping pursuant to the *Canada Shipping Act, 2001* or comparable law of any jurisdiction to evidence any of the foregoing.

"**Loan**" means the Permanent Loan.

"**Loan Documents**" means this Agreement, the Guarantees, the Commitment Letter, all other Security Documents, and all other documents and agreements executed in connection herewith, and all related documents, schedules and attachments. **If there are any discrepancies between the Commitment Letter and this Agreement, this Agreement shall prevail. If there are any**

discrepancies between the Original Loan Agreement and this Agreement, this Agreement shall prevail.

"**Market Disruption Event**" means either (a) any event, development or circumstance (including any change in the financial markets) that in Lender's reasonable judgment had or could reasonably be expected to cause or result in Lender being unable to obtain funds at the Borrowing Cost it assumed when calculating the Interest Rate, or (b) Lender is unable to determine with reasonable certainty the Base Rate pursuant to the methodology set forth in the Loan Documents.

"**Material Adverse Effect**" means any event or condition which has or may be reasonably expected to have a material adverse effect upon the financial condition of Borrower, the validity or enforceability of the Loan Documents (or any of them) or which materially impairs the ability of Borrower to perform its obligations or of Lender to exercise any rights under the Loan Documents (or any of them).

"**Mortgages**" means: (i) that certain Statutory Mortgage to Secure Account Current dated as of September 21, 2005; and (ii) that certain Statutory Mortgage to Secure Account Current dated as of November 1, 2006; and (iii) that certain Statutory Mortgage to Secure Account Current dated as of May 2, 2007; and (iv) that certain Statutory Mortgage to Secure Account Current dated of even date herewith, all granted by Borrower in favour of Lender to secure the Obligations, together with any further mortgages granted to Lender from time to time, as the same may be amended, restated, replaced, substituted or supplemented from time to time.

"**Net Worth**" means the amount of assets determined in accordance with GAAP (assets, minus liabilities) on the date thereof for the Person in question. The calculation of assets is further adjusted by subtracting (i) all assets of the Person or the Person's subsidiaries that would be classified as intangible assets in accordance with GAAP; (ii) the principal amount of any loans to, advances to or receivables due from officers, employees, shareholders, stockholders or affiliates of the Person; and (iii) all assets in the name of or for which the proceeds are payable to a party other than the Person.

"**Obligations**" means individually, collectively and interchangeably any and all present and future loans, advances and/or other extensions of credit obtained and/or to be obtained by Borrower from Lender under this Agreement, and any and all amendments thereto and/or substitutions therefore, and/or renewals, extensions and refinancings thereof, as well as any and all additional advances and other sums that Lender may advance on Borrower's behalf as provided herein or under any Loan Documents, together with any and all other present and future Indebtedness of Borrower to Lender.

"**Permitted Liens**" means (i) Liens granted in favour of Lender, (ii) mandatory Liens arising by operation of law in the ordinary course of Borrower's business, and (iii) Liens specifically permitted under the Security Documents.

"**Person**" means an individual, partnership, limited liability company, corporation, joint venture, trust or unincorporated organisation, and a government or agency or political subdivision thereof.

"**PPSA**" means the Personal Property Security Act (Ontario) together with its regulations and any amendments thereto.

"**Security Documents**" means all collateral security agreements, mortgages, ship mortgages, charges, pledges, promises, covenants, arrangements, assignments understandings or other agreements, whether created by law, contract, or otherwise, securing payment of the Obligations; including without limitation the Collateral Security Agreements, the Mortgages and all Guarantees, all in form and content acceptable to the Lender.

"**Shipping Registry**" the Canadian Registry of Shipping established pursuant to the Canada Shipping Act, 2001.

"**Solvent**" means as to any Person, such Person: (i) is able to pay its debts when they fall due in the normal course of its business; and (ii) the value of that Person's assets is greater than the value of its liabilities including contingent liabilities.

"**Taxes**" means any present or future taxes, levies, imposts, duties, stamp duties, fees, assessments, deductions, withholdings or other charges of any kind, that may now or hereafter be imposed or asserted by any jurisdiction or any political subdivision thereof or any taxing authority therein and all interest, penalties or similar liabilities with respect thereto.

"**Term**" means the term of the Loan, as more particularly referred to in the Note.

"**Termination Costs**" means all costs, losses, premiums or penalties incurred by Lender as a result of receiving any payment of all or any part of the Loan, or any other payment under or in relation to the Security Documents on a day other than the due date for payment of such amount or a permitted prepayment date includes (without limitation) any losses or costs incurred in liquidating or re-employing deposits from third parties acquired to effect or maintain the Loan, and any liabilities, expenses or losses incurred by Lender in terminating or reversing, or otherwise in connection with, any interest rate and/or currency swap, transaction or arrangement entered into by Lender to hedge any exposure arising under this Agreement, or in terminating or reversing, or otherwise in connection with, any open position arising under this Agreement.

"**Threshold Amount**" means the lesser of: (i) US$1,000,000.00; or (ii) ten percent (10%) of the Loan.

Section 1.02. **<u>Recitals and Accounting Terms</u>.** The Recitals set forth above are incorporated and made a part hereof. All accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP.

ARTICLE II
Amount, Terms and Repayment of the Loan

Section 2.01. **<u>Loan</u>.** Subject to compliance with the terms of this Agreement, Lender shall make the Loan available to Borrower in a single advance up to the Loan Amount (subject to Lender's right at its sole option and discretion to extend protective advances which may result in total advances in excess of the Loan limits), on the terms and conditions set forth herein. Borrower shall use the proceeds of the Loan solely for the purchase of the Vessel and/or refinancing of the Construction Loan with Lender.

Prior to Lender making any Advance, Borrower shall have provided Lender with appropriate evidence that Borrower has paid its Downpayment as stated in Part A.

The Loan made by Lender shall not exceed the Loan Amount. The term of the Loan shall be the Term as set out in the Note.

Section 2.02. **<u>Interest</u>.** Borrower shall pay interest on the principal amount outstanding of the Loan computed at the Interest Rate, which interest shall accrue daily from and including the first day of an Interest Period to and including the last day of the Interest Period. All interest payable hereunder shall be calculated on the basis of the actual number of days elapsed in a year as stated in Part A of this Agreement.

Each rate of interest calculated on the basis of a period (the "deemed interest period") which is less than the actual number of days in a calendar year is, for the purposes of the *Interest Act* (Canada), equivalent to a rate based on a calendar year equal to such rate applicable in the deemed interest period multiplied by the actual number of days in the calendar year of calculation and divided by the number of days in the deemed interest period.

Section 2.03. Repayment. The Borrower shall make payments of principal and accrued interest according to the terms set out in the Note. Time is of the essence. The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute waiver of Lender's right to receive payment in full of all amounts due and owing at such time or any prior or subsequent time.

Section 2.04. Prepayment. The Borrower may prepay the balance due under the Loan upon the terms set out in Part A.

Section 2.05. Payments Except as Lender may otherwise direct in writing, Borrower agrees to make all payments due under this Agreement, directly to Lender by wire transfer (net of charges) to Lender's Bank Account, or such other place as Lender may designate. Payments shall be deemed received upon the clearance of good funds deposited to Lender's account in accordance with the foregoing instructions. All payments shall be made not later than 12:00 Noon on the due date thereof without any deduction or offset whatsoever. Borrower shall reference the **applicable invoice number and the Vessel's name** with each payment. For reference purposes, the account number or contract number assigned is as set out in Part A.

Nothing in this Agreement shall be construed as obligating the Borrower to pay any interest, charges or other expenses as provided by this Agreement or in any other Security Document in excess of what is permitted by law.

Section 2.06. Disbursement of Loan Proceeds. The proceeds of the Loan shall be, at Lender's option, disbursed either directly to Borrower, to the joint order of Borrower and the Builder, other contractor, supplier, professional or other third party, or directly to the Builder, other contractor, supplier, professional or other third party, including Caterpillar® dealers. If Borrower wishes for advances or disbursements to be paid by wire transfer, it shall provide wire transfer instructions as part of its certification and request for disbursement. Borrower appoints Lender as its attorney-in-fact to make any direct third party payments in accordance with the foregoing authority. Nothing herein shall limit Borrower's obligations to fully repay all Obligations due to Lender, including interest thereon, or limit the right of Lender to make advances to protect its interests as herein provided in such amounts as Lender may determine in its sole discretion, and Borrower shall be fully obligated to pay, any advances made under this Agreement or any other Loan Documents, subject to increase following an Event of Default as provided in Section 7.01.

Section 2.07. Late Payment. Should Borrower fail to pay any installment of principal or interest or any prepayment amount (as described above), or any other obligation as such becomes due hereunder, Borrower shall pay a late fee in the amount of five percent (5%) of the past due payment.

Section 2.08. Non-Revolving Nature of Loan. The Loan extended hereunder is a non-revolving loan, and Borrower shall not be entitled to reborrow any amounts that have been repaid by Borrower in connection with the Loan.

Section 2.09. Adjustments to Base Rate. Intentionally Omitted

Section 2.10. Payment "Net set-off and Taxes". Borrower agrees to pay all amounts owing under this Agreement, or the other Loan Documents without any set-off or counterclaim whatsoever, free and clear of and without deduction for any present or future Taxes, and agrees (a) that if it is required by operation of law to deduct any Taxes, then the amount required to be paid under this Agreement, or the other Loan Documents, shall be increased by the amount necessary to yield to Lender the amount it would have received if no deductions had been made and without taking into account any tax benefits accruing to

Lender from such payment; (b) to indemnify Lender for any liabilities with respect to any Taxes (whether or not properly or legally asserted); and (c) to provide Lender with the original or a certified copy of evidence of the payment of any Taxes by Borrower, as Lender may reasonably request, or, if no Taxes have been paid to provide to Lender, at Lender's request, with a certificate from the appropriate taxing authority or an opinion of counsel acceptable to Lender stating that no Taxes are payable

Section 2.11. Currency of Payments. All payments required to be made hereunder, or any of the Loan Documents, shall be payable solely and exclusively in Dollars.

Section 2.12. Market Disruption Event. If a Market Disruption Event occurs, the rate of interest payable under the Loan for each Applicable Period that commences while such Market Disruption Event is continuing shall be the interest rate equal to the sum of (i) the margin determined by Lender and (ii) the interest rate determined by Lender to be that rate which Lender estimates to be its cost of funding the Loan from whatever source(s) it may reasonably select. Should a Market Disruption Event occur, this market disruption provision shall be applied by Lender to substantially all customers of Lender with similar loan terms and repayment structures.

ARTICLE III
Conditions of Lending

Section 3.01. Conditions Precedent to Loan. Lender's agreement to make the final Advance and convert the Construction Loan to a Permanent Loan shall be subject to the fulfilment to Lender's satisfaction of all of the following conditions as well as any additional conditions set forth in this Agreement and the other Loan Documents.

(a) **Loan Documents.** Borrower shall have duly executed and delivered to Lender the Loan Documents to which Borrower is a party, as well as Guarantees from each Guarantor, and shall have provided all corporate resolutions, officer's certificates and other documents required to properly evidence valid, legal and binding obligations of Borrower and Guarantor in accordance with the terms of the Loan Documents. Borrower shall have executed, delivered and shall have duly registered the Security Documents and any notices and acknowledgements required under them, each under Lender's required form, sufficient to cause Lender to hold a first priority security interest in the property expressed to be subject to the Security Documents, including without limitation, a first priority preferred ship Mortgage on the Vessel recorded with the Shipping Registry in conformance with the applicable ship mortgage and general company laws of Canada

(b) **Organizational Documents.** Lender shall have received copies of Borrower's and any corporate Guarantor's constating documents (including, but not limited to a certificate of incorporation, memorandum and articles of association, articles of incorporation, and by-laws, as applicable) including evidence of current good standing, which in the case of documents recorded with an appropriate authority, are duly certified by that authority.

(c) **Evidence of Insurance.** Lender shall have received appropriate evidence of all insurance required under Section 5.02 showing the Lender as loss payee and additional insured, as applicable.

(d) **Opinions of Counsel.** Lender shall have received favourable written opinion of counsel to Borrower, in a form and from counsel satisfactory to Lender, and such other documents, certification, acknowledgments or opinions of counsel or other experts respecting the Loan Documents as Lender shall reasonably request, including certificates of ownership reflecting Borrower's 100% ownership of the Vessel and the filing of the Security Documents.

(e) **Payment of Fees and Expenses.** Borrower shall have paid to Lender all fees and expenses specified in this Agreement or the Commitment Letter as may then be due and payable.

(f) **Certificate of Vessel Registration or Documentation.** Lender shall have received a current certificate of Registry from the Shipping Registry, reflecting that Borrower is the owner of the Vessel, and has good title to the Vessel, that the Vessel's registration is current.

(g) **Vessel Inspections.** Lender shall have received a certification by a qualified marine inspector acceptable to Lender that the Vessel has been completed substantially in accordance with the Construction Contract, that the final Milestone has been satisfied, and that the Vessel is seaworthy and ready for use and occupancy. ("Construction Contract" and "Milestone" shall have the meanings assigned in the Original Loan Agreement). Lender shall also have received evidence satisfactory to Lender that all work with respect to the Vessel requiring inspection by any applicable governmental authority has been duly inspected and approved by such authority.

(h) **Licences.** Lender shall have received evidence that all licences and/or certificates have been obtained by Borrower and are in full force and effect to operate the Vessel according to its intended use, including but not limited to use as a passenger vessel, and that all appropriate classification society and other certifications have been obtained.

(i) **Liens.** Lender shall have received evidence that the Vessel is free and clear of all Liens and encumbrances

(j) **Survey.** Lender shall have received a survey of the Vessel prepared and certified by a qualified marine surveyor instructed by Lender certifying the Fair Market Value of the Vessel is greater than or equal to the Minimum Value.

(k) **Sea Trial.** Borrower shall have successfully completed a sea trial of the Vessel for its intended use and shall have delivered a report of satisfactory sea trial and engine trial to Lender.

(l) **No Material Adverse Change.** There shall not have occurred any material adverse change in the business, financial condition or results of operations of Borrower, any Guarantor, or the existence or value of the Collateral, or any event, condition or state of facts which would reasonably be expected to have a Material Adverse Effect.

(m) **No Defaults.** Lender shall be satisfied that no Default or Event of Default shall have occurred.

(n) **Final Funding Deadline.** The Final Funding Deadline shall not have passed

(o) **Class Certification.** Lender shall have received evidence of Vessel classification if Vessel is to be classed.

(p) **Delivery and Acceptance Certificate.** Lender shall have received a certificate executed by Borrower and Builder evidencing the Vessel's delivery to and acceptance by Borrower under the Construction Contract, which shall be in form and substance satisfactory to Lender.

Section 3.02. **Disbursement of Loan Proceeds.** Prior to disbursing the Loan, Lender shall receive from the Borrower a pay proceeds letter signed by the Borrower in the form provided by Lender specifying (i) the proposed date of Loan disbursement; and (ii) the amount of the Loan, executed by a representative of Borrower duly authorized to request the disbursement under this Agreement and supported by such evidence as Lender shall require in Section 3.01. The pay proceeds letter shall be sent by Borrower to the office of Lender at least three (3) Business Days in advance of the requested disbursement date. The pay proceeds letter shall be deemed a certification of Borrower that, as of the date of such letter, all representations and warranties contained in this Agreement are true and correct as of such date (or, as of the date specifically identified, in the case of representations specifically made as of a particular date), and that Borrower is in compliance with all of the provisions hereof

ARTICLE IV
Representations and Warranties

Borrower, with the knowledge that Lender is relying thereon in executing this Agreement and making the Loan, represents and warrants the following to Lender as of the date hereof and for the entire term of this Agreement:

Section 4.01. **Financial Condition.** Borrower and Guarantor have furnished various financial statements to Lender. Such financial statements fairly present the financial condition of such Person on the dates thereof and the results of its operations for the periods then ended, and were prepared in accordance with GAAP. There are no liabilities, fixed or contingent, which are material and are not reflected in such financial statements or the notes thereto, other than liabilities arising in the ordinary course of business subsequent to the date thereof.

Section 4.02. **Adverse Change.** There has been no material adverse change in the business, assets, liabilities, business prospects, properties or condition (financial or otherwise) of Borrower since the date of the most recent financial statement referred to in Section 5.01, or in Guarantor since the date of Guarantor's most recent financial statement delivered to Lender.

Section 4.03. **Solvent Financial Condition.** Borrower and Guarantor are now, and after giving effect to the Loan to be made under this Agreement will at all times be, Solvent.

Section 4.04. **Outstanding Judgements.** Borrower and Guarantor have satisfied all judgments, and neither Borrower nor Guarantor are in default with respect to any judgment, writ, injunction, decree, rule, or regulation of any court, arbitrator, of federal, state, municipal, or other governmental authority, commission, board, bureau, agency, or instrumentality, domestic or foreign, non-compliance with which would have a Material Adverse Effect.

Section 4.05. **Compliance with Laws and Regulations.** Borrower and Guarantor in the conduct of their business affairs have complied and shall at all time comply with the requirements of all applicable laws and regulations, including environmental laws, where the non-compliance with which would have a Material Adverse Effect.

Section 4.06. **Liens.** The Collateral provided to Lender, including, without limitation, the Vessel, is not subject to any Lien or the terms of any security agreement during the term hereof, other than Permitted Liens.

Section 4.07. **Stamp, Duty, Documentary and Withholding Taxes.** No stamp, duty or documentary taxes or charges imposed by any government or any taxing authority are payable on or in connection with this Agreement, the other Loan Documents or any related documents. Borrower and Guarantor have paid or shall pay when due all applicable deductions or withholdings for or on account of any Taxes, levies, duties, fees, deductions or withholding, restrictions or conditions of any nature imposed by or on behalf of Canada or a province thereof or any taxing authority whatsoever on the payments by Borrower or Guarantor to Lender.

Section 4.08. **No Exchange Approvals.** There are no exchange approvals required for the execution of the Agreement or the other Loan Documents and Borrower and Guarantor will be permitted to purchase sufficient freely transferable Dollars for the payment of all amounts due under such agreements and documents.

Section 4.09. **Civil Acts and Sovereign Immunity.** Borrower and Guarantor are subject to civil and commercial law with respect to their obligations under the Loan Documents. Each of the execution, delivery and performance of this Agreement by Borrower and the execution, delivery and performance of

the Guarantees by any Guarantor constitutes a commercial act as opposed to a governmental or public act. Neither Borrower nor any Guarantor (nor the property of each) enjoy, in the courts or under the laws of Canada or the Guarantor's Country, any right of immunity from suit, setoff or attachment or execution on a judgement in respect of the obligations of Borrower or any Guarantor under the Loan Documents. Borrower and Guarantor expressly and irrevocably waive any right of immunity which may now or hereafter exist and agree not to assert any such right or claim in any such action or proceeding, whether in Canada, the Guarantor's Country, or otherwise.

Section 4.10. **Corporate Existence.** Borrower is a body corporate duly incorporated under the laws of Ontario and is validly subsisting under such laws, and is duly authorized or qualified to carry on business in all jurisdictions where the character of properties owned by it or by the nature of its business transacted makes such authorization or qualification necessary or of advantage to it.

Section 4.11. **Authorization.** Borrower and Guarantor have the right, power and are duly authorized to enter into, execute, deliver and perform all of their respective obligations under the Loan Documents to which they are a party, and the execution, delivery and performance under the Loan Documents do not violate any provision of any applicable law, rule or regulation presently in effect or will result in a breach or constitute a default under any agreement to which each is a party.

Section 4.12. **Enforceable.** Each Loan Document to which Borrower and Guarantor each is a party constitutes its legal, valid and binding obligations, enforceable in accordance with their respective terms.

Section 4.13. **Litigation.** There are no actions, suits or proceedings pending or, to Borrower or Guarantor's knowledge, threatened against or affecting Borrower or Guarantor before any court or governmental department or instrumentality which, if determined adversely to Borrower or Guarantor, would have a Material Adverse Effect.

Section 4.14. **Surety Obligations.** Other than as disclosed by Borrower and agreed by Lender in writing, Borrower is not obligated as surety, indemnitor, or guarantor under any surety, bond or other contract, nor has Borrower issued or entered into any agreement to assure payment, performance or completion of performance of any undertaking or obligation of any other Person.

Section 4.15. **No Presence or Registration Required of Lender.** The Lender will not be deemed to be a resident of Canada or any jurisdiction other than the United States as a result of the Loan made to the Borrower hereunder, and the Lender will not be required to be licensed or in any way qualified to do business in Canada or any province thereof or the country listed in Part A in order to enforce its rights under the Agreement or any Loan Document.

Section 4.16. **Legal Effect.** Except for (i) any registration requirements necessary to reflect the ownership of the Vessel by the Borrower, and (ii) the registration of the Mortgages over the Vessel, to ensure the validity of the obligations of the Borrower and the admissibility in evidence of the Loan Documents it is not necessary that any of the Loan Documents be filed or recorded with any court or any other authority in Canada or any other country.

Section 4.17. **No Rebates.** The Borrower has fully disclosed in writing to Lender all arrangements, if any, with the Builder to share with or pay to Builder in part or in full, any rebates, commissions, investments or payments of any kind from any governmental entity or private group with quasi-governmental interests and/or any other tangible benefits paid to or to be paid to Builder in connection with the Vessel.

Section 4.18. **Locations of Collateral.** The locations specified in Schedule "A" as to Collateral, business operations and records are accurate and complete

ARTICLE V
Affirmative Covenants

So long as any amount hereunder remains unpaid or Borrower shall have any unfulfilled or undischarged obligations or duties under the Loan Documents or any related agreements, Borrower will comply with the following requirements:

Section 5.01. Financial Statements and Other Information. Borrower will deliver to Lender:

(a) **Annual Statements.** As soon as available, and in any event within one hundred eighty (180) days after the end of each Fiscal Year copies of the unqualified (except for a qualification for a change in accounting principles with which the independent public accountant concurs) financial statements, to the financial standard stated in Part A of this Agreement, of Borrower as of the end of such year, which in the case of audited or accountant compiled financial statements shall be certified by a firm of independent chartered accountants of recognized international standing or otherwise acceptable to Lender.

(b) **Notice of Defaults.** As promptly as practicable (but in any event not later than thirty (30) Business Days) after Borrower obtains knowledge of the occurrence of any event which constitutes a Default or Event of Default together with a detailed statement by an officer of Borrower detailing the steps being taken by Borrower to cure such Event of Default.

(c) **Guarantor Financial Statements.** Annual personal financial statements of each Guarantor, which may include Guarantor's statement of Net Worth in a form acceptable to Lender.

(d) **Additional Guarantor Financial Information.** If a Guarantor is not an individual, Guarantor shall provide Lender with its annual financial statements in accordance with the standards and audit detail required in Section 5.01(a).

(e) **Notice of Litigation.** Immediately after commencement thereof, written notice of any litigation, regulatory actions or administrative proceedings before any court of competent jurisdiction or any governmental or regulatory authority affecting Borrower, Guarantor or the Vessel, which may have a Material Adverse Effect or that seeks a monetary recovery against Borrower or Guarantor of more than the Threshold Amount.

(f) **Notice of Default Under Other Agreements.** Immediately after learning of any material default, written notice specifying the nature of such material default under any agreement to which Borrower or Guarantor is a party that relates to a monetary amount more than the Threshold Amount.

Section 5.02. Insurance. Borrower shall:

(a) maintain an Insurance Policy acceptable to Lender and against risks and liabilities on the Vessel in the amounts and on terms as specified in **Part C**;

(b) arrange such additional insurances as Lender shall consider necessary or desirable (and in this respect, Borrower hereby irrevocably authorises Lender, at any time, to consult insurance advisers on any matters relating to the Insurance Policy, including, without limitation, the collection of insurance claims, and from time to time to consult or retain advisers or consultants to monitor or advise on any other claims relating to the Vessel and Borrower will provide such advisers and consultants with all information and documents which they may from time to time require and will reimburse Lender on demand for all costs and expenses incurred by Lender in connection with the consultation or retention of such advisers or consultants);

(c) deliver a copy of the insurance certificate and a copy of any Insurance Policy to Lender within thirty (30) days prior to the expiry of any Insurance Policy failing which Lender may in its sole discretion renew or replace such Insurance Policy at Borrower's expense and all moneys expended by Lender on such renewals or replacement shall on demand be repaid by Borrower with interest thereon at the Interest Rate; and

(d) ensure that such Insurance Policy shall:

a. be taken out in the name of Borrower;

b. name the Lender as additional insured, mortgagee and loss payee for their respective rights and interest as may appear;

c. be assigned by Borrower to Lender, including a notice of assignment acknowledged by the relevant insurer in accordance with the policy rules;

d. acknowledge that Borrower is the sole party liable to pay the premiums in respect thereof; and

e. contain a loss payable clause and such other terms and conditions as Lender may require, including thirty (30) days advance written notification to Lender of any cancellation or material change in the terms of such coverage, all such provisions to be in form acceptable to Lender.

(e) confirm Borrower's agreement that Lender is not acting as an agent or insurance broker with regard to any Insurance Policy and that Lender makes no representations or warranties to Borrower regarding any Insurance Policy.

Section 5.03. **Preservation of Legal Existence.** Borrower shall preserve and maintain its legal existence as presently constituted in the jurisdiction of its present existence and all of its rights, privileges, licenses, patents and franchises related to the Collateral.

Section 5.04. **Purchase of Materials and Components; Conditional Sales Contracts.** No materials, components, equipment, fixtures, articles of personal property placed in or incorporated into the Vessel shall be purchased or installed under any security agreement or other agreement whereby the seller reserves or purports to reserve title or the right of removal or repossession, or any security interest therein, or the right to consider such items as personal property after their incorporation into the Vessel, unless otherwise authorised by Lender in writing.

Section 5.05. **Damage or Destruction.** If the Vessel or any material part thereof is damaged or destroyed by casualty of any nature, within ninety (90) days thereafter Borrower shall restore the Vessel or cause the Vessel to be restored to the condition in which it was before such damage or destruction.

Section 5.06. **Caterpillar Content.** The Vessel shall be powered only with Caterpillar® main and auxiliary engines purchased from an approved dealer. The plans and specifications shall reflect such build content requirements.

Section 5.07. Intentionally Ommitted.

Section 5.08. **Subordination of Debt.** To the extent that Borrower has incurred any Indebtedness to any holder of any equity interest in Borrower, or to any subsidiary or affiliates of Borrower ("Subordinate Indebtedness"), all such Indebtedness shall be unsecured, and shall be fully subordinated to Borrower's Indebtedness to Lender. No payments may be made on any such Subordinate Indebtedness following a Default or Event of Default, or if such payment would cause a Default or Event of Default, if made. If requested by Lender, each holder of any Subordinate Indebtedness will execute a subordination agreement in favor of Lender, using Lender's required form of subordination agreement.

Section 5.09. Maintenance of the Vessel. Borrower, at its sole expense, shall maintain the Vessel in good operating order, repair and condition, and in particular, the Caterpillar®/MaK manufactured equipment and using only genuine spare parts manufactured by Caterpillar®/MaK and according to published guidelines from Caterpillar®/MaK.

Section 5.10. Registration of the Vessel. Borrower shall ensure continuation of full registration of the Vessel in the name of Borrower with the Shipping Registry.

Section 5.11. Inspection. Borrower shall allow Lender, or persons appointed by Lender, to board the Vessel at all reasonable times with prior notice for the purpose of inspecting the Vessel, and for such purpose, Borrower shall give Lender reasonable advance notice of any intended dry-docking of the Vessel.

Section 5.12. Comply with Laws. Borrower shall promptly comply with and observe all laws and all requirements and orders of any government, governmental agency or authority, non-compliance or non-observance with which could have a Material Adverse Effect.

Section 5.13. Further Assurances. At Lender's request, Borrower or Guarantor, as applicable, shall promptly execute or cause to be executed and deliver or provide to Lender any and all documents, information, instruments and agreements reasonably deemed necessary to give effect to or carry out the terms or intent of this Agreement or any of the other Loan Documents.

ARTICLE VI
Negative Covenants

So long as any amount hereunder shall remain unpaid or Lender shall have any commitment hereunder or under any of the Loan Documents, Borrower (and to the extent applicable, Guarantor) shall not:

Section 6.01. Sale of Collateral. Sell, lease, assign, transfer or otherwise dispose of any of the Collateral including the Vessel.

Section 6.02. Consolidation and Merger; Transfer of Assets. (a) Enter into any corporate transaction (or series of transactions) (whether by way of reconstruction, arrangements, reorganization, consolidation, amalgamation or otherwise) whereby all or substantially all of its undertaking and assets would become the property of another Person or in the case of any such amalgamation, the property of the continuing corporation therefrom; and (b) transfer all or substantially all of its assets to any Person.

Section 6.03. Liens and Encumbrances. Permit or suffer to exist or to be created any Lien upon the Vessel, or any portion of any other Collateral, other than Permitted Liens.

Section 6.04. Restrictions on Distributions. Borrower shall not declare or make any Distributions after a Default or Event of Default, or make any Distributions that result in a Default or Event of Default.

Section 6.05. Change in Borrower's Ownership. Allow or suffer (whether by Borrower or any of Borrower's equity interest holders) the transfer, pledge, sale, assignment, grant of a Security Interest in, donation or other alienation or encumbrance, or the placing in a voting trust or similar arrangement, of any equity interests of Borrower to any Person without the prior written consent of Lender, which shall not be unreasonably withheld.

Section 6.06. Change in Vessel Ownership. Change the ownership of the Vessel without the prior written consent of Lender.

Section 6.07. Vessel Flag. Change the flag of the Vessel without the prior written consent of Lender.

Section 6.08. Charter. Charter the Vessel for any period greater than twelve (12) months without the prior written consent of Lender, which shall not be unreasonably withheld, and pursuant to such consent any such charter shall be assigned to Lender under Lender's required form.

Section 6.09. Prohibited Waters. Enter into any Charter Agreement or other arrangement relating to the use, operation or employment of the Vessel or other Collateral which may involve the Vessel or other Collateral entering the territorial waters of any jurisdiction which is or may during the term of the Loan be subject to a trade or other embargo instituted by the government of the United States of America, Canada, or the United Nations; or enter into any waters or port in any jurisdiction which the Vessel's insurance policies do not cover.

Section 6.10. Licenses/Certificates. Operate, or allow to be operated, the Vessel as a passenger vessel or any other trade without all licenses and/or certificates required under applicable legislation.

ARTICLE VII
Events of Default, Rights and Remedies

Section 7.01. Events of Default. "Events of Default", wherever used herein, means the following events (each, an "Event of Default"):

(a) Default by Borrower in the payment of any principal or interest hereunder or any other Obligation when it becomes due hereunder or under any other Loan Documents (whether at maturity, by reason of notice of prepayment or acceleration or otherwise); or

(b) Any material representation, warranty or other statement made by or on behalf of Borrower in this Agreement, or by or on behalf of Borrower or a Guarantor in any other Loan Document shall prove false or misleading in any material respect, and any such representation is not cured within ten (10) Business Days of notice by Lender; or

(c) Borrower shall fail or neglect to perform, keep or observe any covenant contained in the Loan Documents, or a default on the part of Borrower under any other agreement to which Borrower and Lender are parties, or a default by any Guarantor under a Guarantee agreement (other than a default where the performance or observance of which is addressed specifically elsewhere in this **Section 7.01**) and the breach of such other covenant is not cured to Lender's satisfaction within forty five (45) days of Borrower's receipt of notice of such breach; or

(d) A custodian, receiver, liquidator or trustee of Borrower or any Guarantor shall be appointed by court order and such order shall remain in effect for more than sixty (60) days; or an order for relief in respect of Borrower or any Guarantor shall be entered under any bankruptcy laws, as now or hereafter constituted; or any of its property shall be sequestered by court order and such order shall remain in effect for more than sixty (60) days; or a petition shall be filed against Borrower or any Guarantor under any bankruptcy, reorganisation, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, and shall not be dismissed within sixty (60) days after such filing; or

(e) Borrower or any Guarantor shall file a petition in voluntary bankruptcy or seeking relief under any provision of any bankruptcy, reorganisation, arrangement, insolvency, readjustment of debt, dissolution or liquidation law of any jurisdiction, whether now or hereafter in effect, or shall consent to the filing of any petition against it under any such law; or

(f) Borrower or any Guarantor shall make a general assignment for the benefit of its creditors, or shall admit in writing its inability to pay its debts generally as they become due, or shall consent to the appointment of a custodian, receiver, trustee or liquidator of

all or a substantial part of its property; or

(g) Borrower or any Guarantor suffers a final judgement against it in excess of the Threshold Amount which, within sixty (60) days from the date such judgement is entered, shall not have been discharged or execution thereof stayed pending appeal unless (i) such judgement in the reasonable opinion of Lender is adequately covered by insurance; or (ii) adequate accruals with respect to such judgment have been established in accordance with GAAP and the aggregate amount of all such judgments at any time during the term hereof, not adequately covered by insurance is not at any time in excess of the Threshold Amount; or

(h) A sale, transfer, hypothecation or other disposition or placement in voting trust of any amount of the beneficial interest in any class of voting interests of Borrower or any Guarantor in violation of Section 6 05; or

(i) A default under any bond, indenture, agreement, debenture, note or other evidence of Indebtedness of Borrower or any Guarantor where the aggregate amount of any such Indebtedness is in excess of the Threshold Amount; or

(j) There shall occur a cessation of a substantial part of the business of Borrower or any Guarantor for a period which significantly affects Borrower's capacity to continue its business on a profitable basis; or Borrower shall suffer the loss or revocation of any license or permit now held or hereafter acquired by Borrower or any Guarantor which is necessary to the continued lawful operation of its business and such loss or revocation shall have a Material Adverse Effect; or Borrower shall be enjoined, restrained or in any way prevented by court, governmental or administrative order from conducting all or any material part of its business affairs; or any material part of the Collateral shall be taken through condemnation or the value of such Collateral shall be impaired through condemnation; or

(k) Borrower or any Guarantor or any related Person shall challenge or contest in any action, suit or proceeding the validity or enforceability of any of the Loan Documents, the legality or enforceability of any of the Obligations or the perfection or priority of any Lien granted for the benefit of Lender; or

(l) Borrower or any Guarantor or any of such Person's principal officers shall be criminally indicted or convicted under any criminal forfeiture law that results in or could lead to a forfeiture of any Collateral or any other property of Borrower or any Guarantor that is material to its financial condition or business operations; or

(m) Borrower or any Guarantor shall be nationalised or any government or any agency thereof exercises control of Borrower's day-to-day business operations and affairs; or

(n) The current government of Canada or any Guarantor's Country shall be changed by reason of war (whether or not declared), revolution, riots, insurrections, acts of terrorism, acts of the public enemy, and/or any other event which shall have a Material Adverse Effect; or

(o) It becomes impossible or unlawful for Borrower or any Guarantor to perform and discharge any of its duties and liabilities contained in the Loan Documents (to which it is a party) or for Lender to exercise any of its rights and powers under the Loan Documents and, in the opinion of Lender, the security created by the Security Documents become compromised; or

(p) The Vessel becomes destroyed so as to render it substantially unable to be used for its intended purpose or where Borrower is irretrievably deprived of the Vessel's use; or

(q) The death of any personal Guarantor; or

(r) The Loan Documents shall for any reason cease to remain in full force and effect.

Section 7.02. Default Rate. Following an Event of Default, Lender at its option may, in addition to the late payment fee set forth in Section 2.07 prospectively increase the Interest Rate on all Obligations (without notice to or demand upon Borrower) for each Loan to a rate equal to the Default Rate per annum; or, if such rate exceeds the maximum rate legally allowed, then at such maximum rate, and continuing until all amounts owning hereunder have been fully paid and satisfied or the Event of Default is otherwise cured.

Section 7.03. Remedies. Notwithstanding Section 7.02, upon an Event of Default, Lender shall have all rights reserved to Lender under the Security Documents, and shall further have the right, at its sole option, to accelerate the maturity and insist upon immediate payment in full of the unpaid principal balance and all accrued interest then outstanding under the Loan (including additional interest accrued on past due payments and any prepayment premium, as provided herein), together with Lender's legal fees, costs, expenses and other fees and charges, as provided herein. Lender shall have the further right, again at its sole option, to accelerate the maturity and to insist upon immediate payment in full of all other Obligations owed to Lender. Lender may enforce any Security Document in any manner available under law, and exercise any other right or remedy which it has under the Loan Documents, or which is otherwise available at law or in equity or by statute.

ARTICLE VIII
Miscellaneous

Section 8.01.

(a) **Judicial Proceedings.** Any judicial proceeding brought against Borrower with respect to, involving, directly or indirectly, any matter in any way arising out of, related to, or connected with, this Agreement, the Loan Documents, or any document hereby contemplated, may be brought in any competent jurisdiction, and at the election of Lender: (i) in any provincial or federal courts of Canada or any province thereof, (ii) in any courts of the jurisdiction in which the Vessel or any Collateral is located or registered, or (iii) in any state or federal court of competent jurisdiction located in the State of Tennessee, the United States of America and, by execution and delivery of this Agreement and the Loan Documents, Borrower accepts, generally and unconditionally, the nonexclusive jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or any document hereby contemplated. Borrower hereby waives personal service of process and consents that service of process upon it may be made by courier, return receipt requested. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of Lender to bring proceedings against Borrower in the courts of any other jurisdiction. Any judicial proceeding by Borrower against Lender involving, directly or indirectly, any matter in any way arising out of, related to, or connected with this Agreement or any document hereby contemplated shall be brought only in a federal court of competent jurisdiction located in the State of Tennessee, the Untied States of America.

(b) **Jury Trial Waiver.** BORROWER AND LENDER EACH WAIVES THE RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING OR COUNTERCLAIM OF ANY KIND ARISING OUT OF OR RELATED TO ANY OF THE LOAN DOCUMENTS OR THE COLLATERAL. BORROWER ACKNOWLEDGES THAT THE FOREGOING WAIVER IS A MATERIAL INDUCEMENT TO LENDER ENTERING INTO THIS AGREEMENT AND THAT LENDER IS RELYING UPON THE FOREGOING WAIVER IN THEIR FUTURE

DEALINGS WITH BORROWER. BORROWER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THE FOREGOING WAIVER WITH ITS LEGAL COUNSEL AND HAS KNOWINGLY AND VOLUNTARILY WAIVED ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH SUCH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 8.02. Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

Section 8.03. General Waivers. Any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender's rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies, it being Borrower's intent and agreement that Lender's rights and remedies shall not be cumulative in nature. Any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one Default of Event of Default shall not be construed as a waiver of forbearance as to any other Default or Event of Default. Borrower and each Guarantor, surety, endorser or any other party who may at any time become liable for payment of the Note hereby waive presentment for payment, demand for payment, protest, notice of protest, notice of nonpayment, notice of dishonor, notice of acceleration and notice of intent to accelerate, and all other notices in connection therewith, filing of suit and diligence in collecting any sums due under the Note, and severally agree that their obligations and liabilities to Lender hereunder shall be on a "joint and several" basis. Any failure or delay on the part of Lender to exercise any of the rights and remedies granted to Lender shall not have the effect of waiving any of Lender's rights and remedies. Any partial exercise of any rights and/or remedies granted to Lender shall furthermore not be construed as a waiver of any other rights and remedies, it being Borrower's intent and agreement that Lender's rights and remedies shall not be cumulative in nature. Any waiver or forbearance on the part of Lender to pursue the rights and remedies available to Lender shall be binding upon Lender only to the extent that Lender specifically agrees to any such waiver or forbearance in writing. A waiver or forbearance on the part of Lender as to one event of default shall not be construed as a waiver of forbearance as to any other event of default.

Section 8.04. Consequential Damages. Notwithstanding any other provision of this agreement, Borrower hereby fully waives any claim or right now or hereafter existing against Lender for any incidental, special, or consequential damages whether based on contract, warranty, tort (including negligence and strict liability), or otherwise.

Section 8.05. Choice of Law. This Agreement and all other Loan Documents, with the exception of the Mortgages and Collateral Security Agreements, shall be governed and construed in accordance with the laws of the State of New York and the United States of America. The Mortgages and Collateral Security Agreements shall be governed by the laws of the Province of Ontario and the federal laws of Canada. Provided, that matters pertaining to the perfection of Liens and the enforcement of remedies with respect to Collateral shall be governed by the laws of the jurisdiction where such Collateral may be located, to the extent such local laws are mandatorily applicable to such issues.

Section 8.06. Participations, Assignments. Borrower agrees and consents to Lender's sale or transfer, whether now or later, of one or more participation interests in the Loan to one or more purchasers, and to its assignment of all or portion of the Loan to one or more assignees that are purchasers, whether related or unrelated to Lender. Lender may provide to any one or more purchasers, or potential purchasers, any information or knowledge Lender may have about Borrower or about any other matter relating to the Loan, and Borrower hereby waives any rights to privacy it may have with respect to such matters under any applicable law. Any Person to whom such information is disclosed shall be obligated to keep all information disclosed to it confidential, and shall not disclose it to any Person not in its employment other than its professional consultants such as attorneys and accountants, and shall agree to return to Lender

copies of any materials provided to it by Lender should it elect not to purchase a participation interest. Borrower additionally waives any and all notices of sale of participation interests to a purchaser as well as all notices of any repurchase of such participation interests. Borrower further waives all rights of offset or counterclaim that it may have now or later against Lender or against any purchaser of such a participation interest and unconditionally agrees that either Lender or such purchaser may enforce Borrower's obligation under the Loan irrespective of the failure or insolvency of any holder of any interest in the Loan. Borrower further agrees that the purchaser of any such participation interests may enforce its interests irrespective of any personal claims or defenses that Borrower may have against Lender.

Section 8.07. **Execution in Counterparts**. This Agreement may be executed separately by Borrower and Lender in any number of counterparts, each of which, when so executed and delivered, shall be deemed to be an original and all of which, taken together, shall constitute but one and the same instrument.

Section 8.08. **Costs and Expenses.** Borrower agrees to pay upon demand all of Lender's reasonable costs and expenses, incurred in connection with the preparation, filing, registration and enforcement of the Loan Documents, including reasonable legal fees and expenses. Borrower shall pay all costs and expenses of enforcing the Loan Documents, including reasonable attorneys fees and expenses, court costs and such additional fees as may be directed by a court.

Section 8.09. **Power of Attorney.** Borrower appoints and designates Lender as its attorney-in-fact and authorizes Lender to take any of the following actions, which shall be fully binding on Borrower without further notice to or consent by Borrower: (i) completing any blanks in the Loan Documents, including any blanks with respect to dates, the names and titles of signatories, rates or amounts, with such information as Lender believes in good faith to be correct; (ii) to correct any typographical or other errors to the Loan Documents so as to more accurately reflect the true intent and agreement of the parties; and (iii) to file for record any notice that Lender deems necessary to protect its interest under the Loan Documents. This power shall be irrevocable while any sum or performance remains due and owing under any of the Loan Documents.

Section 8.10. **Waiver of Sovereign Immunity**. The Borrower acknowledges and agrees that the activities contemplated by the provisions of this Agreement and the other Loan Documents are commercial in nature rather than governmental or public, and therefore acknowledges and agrees that it is not entitled to any right of immunity on the grounds of sovereignty or otherwise with respect to such activities or in any legal action or proceeding arising out of or relating to this Agreement or the other Loan Documents, and in respect of itself and its properties and revenues, expressly and irrevocably waives any such right of immunity which may now or hereafter exist (including any immunity from any legal process, from the jurisdiction of any court or from any execution or attachment in aid of execution prior to judgment or otherwise) or claim thereto which may now or hereafter exist, and agrees not to assert any such right or claim in any such action or proceeding, whether in Canada, the United States of America or otherwise.

Section 8.11. **Use of English Language**. All documents, financial or other information or notices to be delivered pursuant to or in connection with this Agreement shall be in the English language. English shall be the official language for construction and interpretation of this Agreement and all Loan Documents and notices, unless specifically designated otherwise in such Loan Document. If the original of any such document or notice is not in the English language, an English translation thereof shall be delivered.

Section 8.12. **Currency Indemnity.** If, for the purposes of obtaining, or as a result of, a judgment in any court in any country, or as a result of the liquidation of Borrower, or for any other reason, including without limitation currency exchange controls which may come into force from time to time, it becomes necessary to convert from any currency other than Dollars (the "Foreign Currency") an amount due under the Loan Documents, then the conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which the judgment is given or payment ordered, as the case may be. If there is a change in the rate of exchange prevailing between the Business Day before the day on which the payment is ordered or judgment is given and the date of actual payment of the amount due, Borrower will pay such additional amounts (if any) as may be necessary to ensure that the amount paid in the Foreign

Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount then due under the Loan Documents in Dollars. Any amount due from Borrower under this Section will be due as a separate debt and shall not be affected by judgment being obtained for any other sums due under or in respect of the Loan Documents. The term "rate of exchange" in this Section means the spot rate at which Lender, in accordance with its normal practice, is able, on the relevant date, to purchase Dollars with the Foreign Currency and includes any premium and cost of exchange payable.

Section 8.13. Amendments. This Agreement may not be amended or waived except by written instrument signed by the parties hereto. In the event an amendment to any Loan Document is, in Lender's sole discretion, required due to any request, action, or inaction of Borrower, including but not limited to any voluntary or mandatory prepayment of the Obligations, Borrower shall reimburse Lender for all costs and expenses associated with such amendment, including reasonable attorney fees. In addition, for any amendment, Borrower shall pay an administrative fee in an amount equal to one-half percent (.5%) of the outstanding principal Loan balance.

Section 8.14. Cross Default and Cross Collateralisation. It is agreed that:

(a) if the Borrower (or its affiliate) shall default in payment of any of the sums payable under any existing agreement or instrument or any agreement or instrument to be executed between the Borrower (or its affiliate) and the Lender (or its affiliate) or between the Borrower (or its affiliate) and any other third party, or shall fail to observe or perform any of the other terms and conditions of the said agreements or instruments, then such default shall comprise an Event of Default hereunder and the Lender shall have the remedies specified in the Loan Documents. Likewise, if the Borrower shall default in payment of any of the sums payable hereunder or shall fail to observe or perform any of the other terms and conditions of this Agreement it is further agreed that such default or failure to observe or perform shall constitute an event of default, cancellation event or termination event (howsoever described) under all other existing agreements or instruments between the Borrower and the Lender, and the Lender shall have the remedies specified in the said agreements or instruments; and

(b) the security interest granted in the Security Documents and any other agreement or instrument between Borrower and/or Lender constitutes a first lien on the Vessel which will be kept free from all other Liens, claims, security interests or encumbrances, and that such security interest shall secure the repayment of any and all Indebtedness owing from Borrower (or its affiliate) to Lender (or its affiliate), whether now existing or hereafter incurred. For the avoidance of doubt, Borrower acknowledges and agrees that the Vessel shall serve as security on an "all-moneys" basis for not only the Indebtedness in respect of the Loan, but also in respect of all other Indebtedness which may now or hereafter be owing by Borrower (or its affiliate) to Lender (or its affiliate) under or pursuant to any other agreement or instrument between Borrower (or its affiliate) and Lender (or its affiliate). In the event that Lender enforces its right to foreclose upon and sell or otherwise dispose of the Vessel, Lender shall have the right to apply the proceeds thereof in any order or priority against any such Indebtedness as Lender may determine in its sole discretion.

Upon request by Lender, Borrower shall enter into a separate deed of cross-collateralisation in form and substance satisfactory to Lender.

Section 8.15. Indemnity. Any indemnity in a Loan Document is a continuing obligation, independent of Borrower's other obligations under the Loan Documents, and continues after that Loan Document ends.

Section 8.16. Right of Set Off. As collateral security for the repayment of Borrower's Obligations under this Agreement, Borrower hereby grants Lender, as well as its successors and assigns, the right to apply, at any time and from time to time, any and all funds that Borrower may then have on deposit with or in the

possession or control of Lender and its successors or assigns towards repayment of any of the Obligations subject to this Agreement.

Section 8.17. **Notices.**

(a) To give Borrower any notice required under this Agreement, Lender may hand deliver the notice to Borrower, or fax the notice to Borrower, or send by courier. Lender will deliver the notice to Borrower at Borrower's address contained in the heading to this Agreement, or at any other address which Borrower may have given Lender by written notice provided in this Section.

(b) To give Lender any notice required under this Agreement, Borrower shall hand deliver the notice to Lender, or fax the notice to Lender, or send by courier. Borrower will deliver the notice to Lender at Lender's address contained in the heading to this Agreement, or at any other address which Lender may have given Borrower by written notice provided in this Section.

Any notice so addressed and sent shall be deemed to be given when received, and any notice delivered by hand or transmitted by telecommunications device shall be deemed to be given when received by the Borrower or the Lender, as the case may be, on a Business Day in the location of receipt.

Section 8.18. **Successors and Assignees.** Borrower's obligations and liabilities under this Agreement shall be binding upon Borrower's successors, heirs, legatees, devisees, administrators, executors and assignees. The rights and remedies granted to Lender under this Agreement shall also inure to the benefit of Lender's successors and assignees, as well as to any and all subsequent holder or holders of any of the Obligations subject to this Agreement.

Section 8.19. **Mortgagee Interest Insurance/Mortgagee Additional Perils.** Regarding any Insurance Policy in favor of Lender covering mortgagee interest and mortgagee additional perils insurance:

(a) Lender does not waive any of the rights of the insurers, including any rights of subrogation; and

(b) Borrower is not the insured or a co-insured.

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The parties hereto have caused this Agreement to be executed by their respective duly authorised representatives as of the Closing Date. This Agreement shall only take effect when signed on behalf of all parties

FORUM NATIONAL INVESTMENTS LTD.
("Borrower")

By: ______________________

Name (Print): Dan Clozza

Title: CFO

CATERPILLAR FINANCIAL SERVICES CORPORATION
("Lender")

By: ______________________

Title:

EACH OF THE UNDERSIGNED GUARANTORS ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS THIS AGREEMENT AND AGREES TO COMPLY WITH THE TERMS AND CONDITIONS CONTAINED HEREIN TO THE EXTENT APPLICABLE TO SUCH GUARANTOR.

GUARANTORS:

Signature: ______________________
Dan Clozza

Signature: ______________________
Martin Tutschek

LENDER'S MINIMUM COLLATERAL INSURANCE REQUIREMENTS

Retail Insurances I

Borrower Name:		Forum National Investments Ltd.
Vessel category:		Passenger Vessel
*Vessel length:		120'
*Vessel usage:		Passenger Vessel
*Passenger and crew capacity (total):		130
*Fuel bunker capacity:		3995 gallons
*Petroleum / hazardous cargo type:		N/A
*Petroleum / hazardous cargo capacity:		N/A
		*if not yet known, these insurance requirements may change upon receipt of this information.
APPLIES TO ALL INSURANCE POLICIES – GENERAL CONDITIONS		
	Mailing Address	Caterpillar Financial Services Corporation Attn: Marine Division 10th Floor, 2120 West End Avenue Nashville, TN USA 37203 FAX: 1-615-341-8588 T: 615-341-8000
	Lender(full name listed).	Caterpillar Financial Services Corporation
	Insurance Companies' Rating	Minimum B+, Category X (US$500.0 million to US$750.0 million in policy holder's surplus) by A.M. Best; or equivalent category size rated "BBB" by Standard & Poor's or Fitch
	Name of Primary Insured.	Borrower's legal name
	Effective Date.	No later than Funding Date of Loan
	Period / Term	When new financing, twelve (12) months; when adding Vessel to Borrower's existing insurance policy or refinancing transactions, expiration date should not be less than 2 months from the Funding Date of the Loan
	Additional Insured.	Lender named as Additional Insured
	Loss Payee.	Lender listed as Mortgagee and Loss Payee, as its interest may appear
	Assignment of Policies.	Assignment of policies to Lender
	Trading Areas / Territory Warranties.	As agreed to by insurance underwriters and subject to Lender approval
	Notice of Change or Cancellation.	30 days prior written notice to Lender of change or cancellation
	Warranties / Conditions.	Subject to approval by Lender
	Exclusions / Amendments.	Subject to approval by Lender
	Policy Currency	United States Dollars
SPECIFIC INSURANCE POLICY REQUIREMENTS		
1.	**HULL & MACHINERY ("H&M")**	
	General Conditions	All items in General Conditions above apply to H&M
	Insured Value.	Minimum of 120% of outstanding Loan balance
	Deductible.	Maximum deductible equal to US$50,000.00 per occurrence
	Acceptable Forms	"All Risks" or "Named Perils" forms (please note on certificate of insurance): American Institute Hull Clauses, Institute Time Clauses, Norwegian Marine

		Insurance Plan, German ADS/DTV Clauses, or any other equivalent forms, all forms subject to Lender approval
	Breach of Warranty or Mortgagee Interest Insurance.	In same amount as the outstanding Loan balance
	MAP (Mortgagee Additional Perils – Pollution)	Not required
	War Risks / Terrorism	In same amount as the outstanding Loan balance
	Ship owner to notify Lender of damage to vessel ("Major Casualty").	Damage in excess of the lower of: (i) 5.0% of the outstanding Loan balance or (ii) US$500,000.00
2.	**PROTECTION & INDEMNITY ("P&I")**	
	General Conditions	All items in General Conditions above apply to P&I except Lender is not named Loss Payee
	Option I: P & I Club Membership	Full International Group Rules basis with US$1.0 billion pollution limit
	Option II: Fixed Premium P & I Limit.	(1) P&I Club membership or (2) fixed premium P&I equal to the greater of: (i) US$1.0 million minimum plus US$100,000 for each passenger and crew member or (ii) Hull & Machinery amount insured equal to US $14.0M
	Acceptable Forms	SP-23 (revised 1/56), AIMU P&I Clauses June 2, 1977, American Institute Tug Form August 1, 1976, or equivalent, subject to approval of Lender
	Interest of Mortgagee noted o Policy or Mortgagee Clause a appropriate.	To provide in certificate/policy: interest of Lender as mortgagee noted on policy or mortgagee clause as appropriate
	Deductible	Maximum deductible equal to US$25,000.00 per occurrence
3.	**POLLUTION**	Minimum of the greater of US$1.0 million or statutory limits. Water Quality Insurance Syndicate ("WQIS") or equivalent forms subject to approval of Lender.

Schedule "A"
Locations of Collateral

1. Location of Borrower's Business Operations

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____

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2. Location of Records relating to Collateral (if different from 1, above)

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3. Locations of Collateral (if different from 1, above)

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